Exhibit 99.1

Expedia, Inc. Reports Second Quarter 2017 Results
BELLEVUE, WA – July 27, 2017 – Expedia, Inc. (NASDAQ: EXPE) announced financial results today for the second quarter ended June 30, 2017.
Key Highlights

•	Gross bookings, including HomeAway, increased $2.5 billion or 12% year-over-year to $22.8 billion. Revenue increased 18% year-over-year to $2.6 billion.

•	Room nights stayed, including HomeAway, increased 21% year-over-year.

•
On a standalone basis, trivago® reached $328 million in revenue, an increase of 64% year-over-year. On a trailing twelve month basis, trivago exceeded $1 billion in stand-alone revenue for the first time.

•	HomeAway delivered $224 million of revenue, representing an increase of 31% year-over-year.

•	Expedia, Inc. acquired a majority stake in SilverRail Technologies, Inc., enabling Expedia to play a more active role in bringing rail supply online, while working closely with rail carriers.

•
On July 27, 2017, Expedia announced a $350 million minority investment in Traveloka Holding Limited, a leading Southeast Asian online travel company. Expedia and Traveloka also agreed to deepen their existing cooperation on global hotel supply.

Financial Summary & Operating Metrics ($ millions except per share amounts)

Metric	Q2 2017	Q2 2016	Δ Y/Y
Room night growth(1)	21%	31%	(952) bps(3)
Gross bookings(1)	$22,837.7	$20,321.0	12%
Revenue	2,586.1	2,195.9	18%
Operating income	102.8	25.7	300%
Net income attributable to Expedia, Inc.	56.7	31.6	79%
Diluted EPS	$0.36	$0.21	75%
Adjusted EBITDA(2)	392.5	330.9	19%
Adjusted net income(2)	140.9	128.2	10%
Adjusted EPS(2)	$0.89	$0.83	7%
Free cash flow(2)	502.2	405.4	24%

(1) Expedia acquired HomeAway on December 15, 2015. Beginning in the first quarter of 2017, HomeAway results are included in room nights and gross bookings operating metrics, with quarterly results for 2016 adjusted to reflect this change.
(2) “Adjusted EBITDA” (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). See “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 13-17 herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(3) Expedia sold its ownership interest in eLong, Inc. on May 22, 2015 and eLong is excluded from Expedia's results from that point forward. The room night growth comparisons to the second quarter of 2015 and YTD 2015 exclude eLong.
Please refer to the "Glossary of Business Terms", located in the Quarterly Results section on Expedia’s investor relations website for business and financial statement definitions used throughout this release.

Discussion of Results
The results include Expedia.com® (“Brand Expedia”), Hotels.com®, Expedia® Affiliate Network (“EAN”), trivago®, HomeAway®, Egencia®, Orbitz®, Travelocity®, Hotwire.com®, Wotif Group, CheapTickets®, ebookers®, CarRentals.comTM, Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters®, SilverRail Technologies, Inc. (“SilverRail”) and AirAsia ExpediaTM, in addition to the related international points of sale.

The results include the immaterial impact of SilverRail following the acquisition of a majority ownership stake by Expedia on June 23, 2017. All comparisons, unless otherwise noted, are to the second quarter of 2016.

Gross Bookings & Revenue
Gross Bookings and Revenue by Segment ($ millions)

	Gross Bookings			Revenue
	Second Quarter			Second Quarter
	2017	2016	Δ%	2017	2016	Δ%
Core OTA	$18,954	$17,182	10%	$2,009	$1,765	14%
trivago	—	—	—%	328	201	64%
HomeAway	2,123	1,460	45%	224	172	31%
Egencia	1,761	1,679	5%	135	125	8%
Intercompany eliminations	—	—	—%	(110)	(66)	(68)%
Total	$22,838	$20,321	12%	$2,586	$2,196	18%
Note: Some numbers may not add due to rounding.
For the second quarter of 2017, total gross bookings increased 12% (including 1 percentage point of negative foreign exchange impact), driven primarily by growth in the Core OTA business, including growth in Brand Expedia, Hotels.com and EAN, as well as in HomeAway. Domestic gross bookings increased 11% and international gross bookings increased 16% (including 3 percentage points of negative foreign exchange impact). International gross bookings totaled $8.1 billion and accounted for 36% of worldwide bookings, compared with 34% in the second quarter of 2016.
For the second quarter of 2017, revenue increased 18% (including 2 percentage points of negative foreign exchange impact), driven primarily by growth in the Core OTA business, including growth in Brand Expedia, EAN and Hotels.com, as well as in trivago and HomeAway. Domestic revenue increased 15% and international revenue increased 22% (including 5 percentage points of negative foreign exchange impact). International revenue equaled $1.1 billion, representing 44% of worldwide revenue, compared to 42% in the second quarter of 2016.
Product & Services Detail
As a percentage of total worldwide revenue in the second quarter of 2017, lodging accounted for 67%, advertising and media accounted for 12%, air accounted for 8% and all other revenues accounted for the remaining 13%.
Lodging revenue, which includes hotel and HomeAway revenue, increased 16% in the second quarter of 2017 on a 21% increase in room nights stayed driven by growth in Brand Expedia, Hotels.com, EAN and HomeAway, partially offset by a 4% decrease in revenue per room night.
Air revenue increased 6% in the second quarter of 2017 on a 4% increase in revenue per ticket along with a 2% increase in air tickets sold.
Advertising and media revenue increased 49% in the second quarter of 2017 due to continued growth in trivago and Expedia® Media Solutions. All other revenue increased 13% in the second quarter of 2017 reflecting growth in travel insurance and car rental products.

GAAP Expenses

	Costs and Expenses			As a % of Revenue
	Second Quarter			Second Quarter
	2017	2016	Δ%	2017	2016	Δ in bps
	($ millions)
GAAP cost of revenue	$439	$406	8%	17.0%	18.5%	(153)
GAAP selling and marketing	1,443	1,155	25%	55.8%	52.6%	322
GAAP technology and content	343	318	8%	13.2%	14.5%	(123)
GAAP general and administrative	179	193	(7)%	6.9%	8.8%	(185)
Total GAAP costs and expenses	$2,404	$2,072	16%	93.0%	94.4%	(142)
GAAP Cost of Revenue

•
For the second quarter of 2017, total GAAP cost of revenue increased 8%, compared to the second quarter of 2016, due to $26 million more in data center, cloud and other costs, including a $7 million increase related to data center related depreciation expense. Cloud expense during the second quarter of 2017 was $12 million, compared to $1 million in the second quarter of 2016.

GAAP Selling and Marketing

•
For the second quarter of 2017, total GAAP selling and marketing expenses increased 25%, compared to the second quarter of 2016, due to a $279 million increase in direct costs, including online and offline marketing expenses. trivago and Brand Expedia accounted for the majority of the total direct cost increases.

•
For the second quarter of 2017, indirect costs increased $9 million, primarily driven by growth in personnel, partially offset by lower stock-based compensation related to the prior year period's expense for the trivago employee stock option plan, as described below.

GAAP Technology and Content

•
For the second quarter of 2017, GAAP technology and content expense increased 8%, compared to the second quarter of 2016, primarily due to increased depreciation and amortization of technology assets of $21 million as well as growth in personnel and overhead from increased headcount, largely offset by a decrease in stock-based compensation, as described below. Cloud expense during the second quarter of 2017 was $9 million, compared to $8 million in the second quarter of 2016.

GAAP General and Administrative

•
For the second quarter of 2017, GAAP general and administrative expense decreased 7%, compared to the second quarter of 2016, primarily due to the impact of the prior year stock-based compensation expense, as described below.

Adjusted Expenses

	Costs and Expenses			As a % of Revenue
	Second Quarter			Second Quarter
	2017	2016	Δ%	2017	2016	Δ in bps
	($ in millions)
Adjusted cost of revenue *	$412	$388	6%	15.9%	17.7%	(175)
Adjusted selling and marketing *	1,424	1,123	27%	55.1%	51.1%	394
Adjusted technology and content *	219	201	9%	8.5%	9.2%	(68)
Adjusted general and administrative *	148	144	3%	5.7%	6.6%	(85)
Total adjusted costs and expenses	$2,203	$1,856	19%	85.2%	84.5%	66
Total depreciation	151	116	30%	5.8%	5.3%	56
Total stock based compensation	50	100	(50)%	1.9%	4.6%	(264)
Total costs and expenses	$2,404	$2,072	16%	93.0%	94.4%	(142)
*Adjusted expenses are non-GAAP measures. See pages 13-17 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.
Adjusted Cost of Revenue

•
For the second quarter of 2017, total adjusted cost of revenue increased 6%, compared to the second quarter of 2016, due to $19 million more in data center, cloud and other costs. Cloud expense during the second quarter of 2017 was $12 million, compared to $1 million in the second quarter of 2016.

Adjusted Selling and Marketing

•
For the second quarter of 2017, total adjusted selling and marketing expense increased 27%, compared to the second quarter of 2016, due to a $279 million increase in direct costs, including online and offline marketing expenses. trivago and Brand Expedia accounted for the majority of the direct selling and marketing cost increase.

•
For the second quarter of 2017, indirect costs increased $22 million, primarily driven by growth in personnel. As a percentage of total adjusted selling and marketing, indirect costs represented 15% in the second quarter of 2017, down from 17% in the second quarter of 2016.

Adjusted Technology and Content

•
For the second quarter of 2017, total adjusted technology and content expense increased 9%, compared to the second quarter of 2016, primarily due to growth in personnel and overhead from increased headcount. Cloud expense during the second quarter of 2017 was $9 million, compared to $8 million in the second quarter of 2016.

Adjusted General and Administrative

•	For the second quarter of 2017, total adjusted general and administrative expense was largely consistent with the second quarter of 2016.
Depreciation Expense
Depreciation expense increased $35 million or 30% to $151 million in the second quarter of 2017, due primarily to increased expenses related to previously capitalized software development costs for completed technology projects that have been placed into service, as well as investments in corporate technology infrastructure.

Stock-Based Compensation Expense
Stock-based compensation expense decreased $50 million or 50% to $50 million in the second quarter of 2017, primarily due to the exercise of Expedia's call right on certain trivago shares held by employees in the second quarter of 2016, described below.

During the second quarter of 2016, Expedia exercised its call right on certain shares held by trivago employees,

which were originally awarded in the form of stock options pursuant to the trivago employee stock option plan and subsequently exercised by such employees, and elected to do so at a premium to fair value, which resulted in an incremental stock-based compensation charge of approximately $49 million in the second quarter of 2016 pursuant to liability award treatment. The acquisition of these employee minority interests increased Expedia’s ordinary ownership of trivago by a nominal amount.

Net Income Attributable to Expedia and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	Second Quarter
	2017	2016	Δ%
Core OTA	$488	$428	14%
trivago(1)	2	7	(78)%
HomeAway	39	38	3%
Egencia	28	26	5%
Unallocated overhead costs	(164)	(169)	3%
Total	$393	$331	19%

Net income attributable to Expedia, Inc.(2)	$57	$32	79%
(1) Upon closing of its initial public offering on December 16, 2016, trivago became a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia, Inc. (2) Expedia does not calculate or report net income by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 13-17 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding.
GAAP net income attributable to Expedia was $57 million in the second quarter of 2017, an improvement of 79% compared to the second quarter of 2016. Adjusted EBITDA was $393 million in the second quarter of 2017, an increase of 19% compared to the second quarter of 2016.
Amortization of Intangible Assets
Consolidated amortization of intangible assets decreased $18 million to $66 million in the second quarter of 2017, primarily due to the prior period completion of amortization of certain intangible assets.
Restructuring and Related Reorganization Charges
In connection with activities to centralize and optimize certain operations as well as migrate technology platforms in the prior year, primarily related to previously disclosed acquisitions, we recognized $10 million in restructuring and related reorganization charges during the second quarter of 2017 and during the second quarter of 2016. Based on current plans, which are subject to change, we expect to incur approximately $10 million in restructuring and related reorganization charges during the remainder of 2017 related to these integrations.

Interest and Other
Consolidated interest income increased $4 million, or 87%, in the second quarter of 2017, compared to the second quarter of 2016, primarily due to higher invested balances and higher rates of return. Consolidated interest expense in the second quarter of 2017 was consistent with the second quarter of 2016 at $43 million.
Consolidated other, net was a loss of $13 million in the second quarter of 2017, compared to a gain of $0.1 million in the second quarter of 2016. The loss in the second quarter of 2017 was primarily related to foreign exchange as well as an impairment of an investment. The gain in the second quarter of 2016 was primarily related to foreign exchange. Expedia’s revenue hedging program is designed primarily to offset the book-to-stay impact on merchant hotel revenue. Expedia includes that portion of any realized gains or losses from the revenue hedging program that are included in other, net that relate to revenue recognized in the period in the calculation of Adjusted EBITDA.

Income Taxes
The GAAP effective tax rate was 5% for the second quarter of 2017, compared to 149% for the second quarter of 2016. The effective tax rates for the second quarters of 2017 and 2016 were primarily driven by discrete income tax items, specifically the recognition of excess tax benefits related to share-based payments. The effective tax rates on pretax adjusted net income (“ANI”) were 27% for both the second quarter of 2017 and the second quarter of 2016. The rates are consistent year-over-year.

Balance Sheet, Cash Flows and Capitalization
Cash, cash equivalents, restricted cash and short-term investments totaled $3.8 billion at June 30, 2017. For the six months ended June 30, 2017, consolidated net cash provided by operating activities was $2.4 billion and consolidated free cash flow totaled $2.0 billion. Both measures include $1.9 billion from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings. For the six months ended June 30, 2017, consolidated free cash flow increased $663 million, compared to the prior year period, primarily due to an increase in net cash provided by operating activities.
Long-term debt, net of applicable discounts and debt issuance costs, totaled $3.2 billion at June 30, 2017 consisting of $741 million in 5.0% senior notes due 2026; $495 million in 4.5% senior notes due 2024; $738 million (€650 million) in 2.5% senior notes due 2022; $747 million in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018. In addition, as of June 30, 2017, Expedia had a $1.5 billion unsecured revolving credit facility which was essentially untapped.
At June 30, 2017, Expedia, Inc. had stock-based awards outstanding representing approximately 21 million shares of Expedia common stock, consisting of options to purchase approximately 19 million common shares with a $91.00 weighted average exercise price and weighted average remaining life of 4.7 years, and approximately 2 million restricted stock units (“RSUs”).
During the first six months of 2017, Expedia, Inc. repurchased 0.8 million shares of Expedia, Inc. common stock for an aggregate purchase price of $102 million excluding transaction costs (an average of $130.95 per share). As of June 30, 2017, there were approximately 6.5 million shares remaining under the February 2015 repurchase authorization.
On June 15, 2017, Expedia, Inc. paid a quarterly dividend of $42 million ($0.28 per common share). In addition, on July 26, 2017, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.30 per share of outstanding common stock to be paid to stockholders of record as of the close of business on August 24, 2017, with a payment date of September 14, 2017. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $45 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights
Expedia, Inc.

•
Expedia announced a $350 million minority investment in Traveloka Holding Limited, a leading Southeast Asian online travel company. Expedia and Traveloka also agreed to deepen their existing cooperation on global hotel supply.

•
Expedia acquired a majority stake in SilverRail Technologies, Inc. SilverRail's technology unites rail carriers and travel distributors with the world's most comprehensive search and booking platform for rail content.

•
As of June 30, 2017, Expedia’s global lodging portfolio consisted of over 435,000 properties available on the Core OTA and Egencia platforms, including over 60,000 HomeAway listings now live on eleven Brand Expedia points of sale.

•	Expedia renewed its supply marketing agreements with Etihad Airways, JetBlue Airways, Qatar Airways and Sixt.

•
Expedia, Inc. and Barceló Hotel Group have announced that Expedia’s world-class dynamic packaging platform now powers Barceló's US and UK points of sale, helping drive incremental demand for the global hotel chain.

•
The Expedia Innovation Lab opened in Singapore, to study travelers’ online shopping behaviors for a better understanding of their needs. Expedia also opened a software development office in Amman, Jordan.

•
Expedia rolled out its new hotel revenue management tool, Rev+, worldwide.  Rev+ is available on Expedia® PartnerCentral (EPC) at no additional cost for hoteliers. It is designed to provide actionable data and insights to empower hotel partners to make smart decisions to optimize their revenue.

•
Expedia Media Solutions won the ‘Most Innovative Use of Content’ Digiday Content Marketing Award for its ‘Discover Your Aloha’ campaign with the Hawai’i Tourism Authority, which was one of the first campaigns to feature facial recognition technology.

Core OTA

•
Brand Expedia announced the ability for travelers to access additional savings with Member Pricing on Things to Do. Travelers can save an extra ten percent or more on nearly 10,000 activities worldwide.

•
Brand Expedia and VisitBritain won three prestigious Cannes Lions Awards for the joint campaign to promote Great Britain through an interactive film, which is the first-ever to use the smartphone gyroscope so users can navigate and engage with inspiring destination content, then ultimately create and book customized itineraries based on their experience.

•	Hotels.com launched its first shopping bot on Facebook Messenger, allowing users to both shop and manage existing bookings using Natural Language Understanding.

•	Hotels.com Rewards now has over 30 million members that have redeemed over 10 million free nights since the program launched in 2008. Expedia+ has over 24 million loyalty members.

•
EAN entered into a new agreement with Delta Air Lines, giving the carrier’s customers access to competitive rates and the ability for SkyMiles® members to earn miles globally for hotel reservations booked through Delta using the co-branded Hotels.com For Partners technology platform.

trivago

•
trivago continued to focus on topline growth with a strong revenue increase across all regions, leading to year-over-year revenue growth in the second quarter of 64% (including negative foreign exchange impact of 4 percentage points).

•	trivago pursued further expansion in its accommodation offerings, now comparing over 1.8 million hotels with rates from over 180 booking sites and 230 hotel chains.
HomeAway

•
HomeAway signed a lease to occupy a new 16-story office tower in Austin’s mixed-use district, The Domain. Once complete, the more than 315,000 square-foot location will be able to accommodate over 2,000 of HomeAway's employees.

•	HomeAway now requires all new or renewed listings to be available to travelers for online booking. HomeAway now has nearly 1.5 million online bookable listings on its platform.

•	HomeAway introduced a $1M Liability Insurance product that provides owners and property managers with liability protection for all stays processed online through the HomeAway checkout.
Egencia

•
Egencia opened its sixth APAC full-service point of sale in New Zealand, giving customers there access to the same world class online booking technology experience and mobile applications as Egencia business travelers all over the world.

•
Egencia customers now benefit from enhanced personalization in the Egencia app including Past Trips, Group Trips and Arranger Mode. For the first time, Egencia has opened the app beyond travelers so travel arrangers can view any trips for travelers they are responsible for.

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Revenue	$2,586,052	$2,195,869	$4,774,788	$4,099,830
Costs and expenses:
Cost of revenue (1) (2)	439,007	406,380	860,694	808,950
Selling and marketing (1) (2)	1,443,407	1,154,993	2,713,467	2,194,341
Technology and content (1) (2)	342,530	317,921	664,570	609,475
General and administrative (1) (2)	178,952	192,555	337,105	338,566
Amortization of intangible assets	66,279	84,181	132,955	174,180
Legal reserves, occupancy tax and other	3,401	4,344	24,455	6,318
Restructuring and related reorganization charges (1)	9,708	9,833	11,607	39,636
Operating income (loss)	102,768	25,662	29,935	(71,636)
Other income (expense):
Interest income	9,262	4,955	15,521	8,522
Interest expense	(42,661)	(42,939)	(85,638)	(86,899)
Other, net	(12,687)	127	(34,391)	(28,068)
Total other expense, net	(46,086)	(37,857)	(104,508)	(106,445)
Income (loss) before income taxes	56,682	(12,195)	(74,573)	(178,081)
Provision for income taxes	(3,012)	18,202	43,704	75,556
Net income (loss)	53,670	6,007	(30,869)	(102,525)
Net loss attributable to non-controlling interests	3,019	25,642	1,436	25,585
Net income (loss) attributable to Expedia, Inc.	$56,689	$31,649	$(29,433)	$(76,940)

Earnings (loss) per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.37	$0.21	$(0.19)	$(0.51)
Diluted	0.36	0.21	(0.19)	(0.51)
Shares used in computing earnings (loss) per share:
Basic	151,582	149,552	151,060	150,332
Diluted	157,033	153,532	151,060	150,332

Dividends declared per common share	$0.28	$0.24	$0.56	$0.48
_________

(1) Includes stock-based compensation as follows:
Cost of revenue	$2,727	$2,884	$5,566	$5,292
Selling and marketing	10,363	25,454	21,094	32,496
Technology and content	14,599	28,820	27,637	39,441
General and administrative	22,413	42,803	43,016	60,467
Restructuring and related reorganization charges	—	470	—	11,643

(2) Includes depreciation as follows:
Cost of revenue	$24,452	$15,313	$47,836	$29,808
Selling and marketing	9,085	6,991	17,107	12,711
Technology and content	108,777	88,048	211,779	167,749
General and administrative	8,738	5,671	15,878	11,010

EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,874,823	$1,796,811
Restricted cash and cash equivalents	47,079	18,733
Short-term investments	906,339	72,313
Accounts receivable, net of allowance of $27,657 and $25,278	1,809,618	1,343,247
Income taxes receivable	145,000	19,402
Prepaid expenses and other current assets	243,702	199,745
Total current assets	6,026,561	3,450,251
Property and equipment, net	1,479,059	1,394,904
Long-term investments and other assets	538,435	520,058
Deferred income taxes	32,012	23,658
Intangible assets, net	2,390,465	2,446,652
Goodwill	8,156,716	7,942,023
TOTAL ASSETS	$18,623,248	$15,777,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,714,800	$1,509,313
Accounts payable, other	801,026	577,012
Deferred merchant bookings	4,655,335	2,617,791
Deferred revenue	393,964	282,517
Income taxes payable	18,144	49,739
Accrued expenses and other current liabilities	1,161,233	1,090,826
Total current liabilities	8,744,502	6,127,198
Long-term debt	3,220,946	3,159,336
Deferred income taxes	466,237	484,970
Other long-term liabilities	369,447	312,939
Commitments and contingencies
Stockholders’ equity:
Common stock $.0001 par value	23	22
Authorized shares: 1,600,000
Shares issued: 226,900 and 224,310
Shares outstanding: 138,949 and 137,232
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	9,024,459	8,794,298
Treasury stock - Common stock, at cost	(4,624,982)	(4,510,655)
Shares: 87,950 and 87,077
Retained earnings	14,916	129,034
Accumulated other comprehensive income (loss)	(188,340)	(280,399)
Total Expedia, Inc. stockholders’ equity	4,226,077	4,132,301
Non-redeemable non-controlling interests	1,596,039	1,560,802
Total stockholders’ equity	5,822,116	5,693,103
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,623,248	$15,777,546

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six months ended June 30,
	2017	2016
Operating activities:
Net loss	$(30,869)	$(102,525)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	292,600	221,278
Amortization of stock-based compensation	97,313	149,339
Amortization of intangible assets	132,955	174,180
Deferred income taxes	2,278	24,107
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	(57,888)	(23,916)
Realized (gain) loss on foreign currency forwards	(7,218)	19,081
Other	(9,398)	(8,415)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(434,412)	(367,188)
Prepaid expenses and other assets	(69,101)	(57,052)
Accounts payable, merchant	197,346	126,056
Accounts payable, other, accrued expenses and other current liabilities	278,800	154,368
Tax payable/receivable, net	(157,881)	(190,948)
Deferred merchant bookings	2,029,942	1,511,578
Deferred revenue	101,173	96,154
Net cash provided by operating activities	2,365,640	1,726,097
Investing activities:
Capital expenditures, including internal-use software and website development	(356,892)	(379,981)
Purchases of investments	(991,371)	(20,446)
Sales and maturities of investments	175,319	22,758
Net settlement of foreign currency forwards	7,218	(19,081)
Acquisitions, net of cash acquired	(138,215)	—
Other, net	—	2,222
Net cash used in investing activities	(1,303,941)	(394,528)
Financing activities:
Payment of HomeAway Convertible Notes	—	(400,443)
Purchases of treasury stock	(114,327)	(328,311)
Payment of dividends to stockholders	(84,685)	(71,947)
Proceeds from exercise of equity awards and employee stock purchase plan	136,979	69,777
Other, net	(18,605)	(17,565)
Net cash used in financing activities	(80,638)	(748,489)
Effect of exchange rate changes on cash and cash equivalents	96,951	37,145
Net increase in cash and cash equivalents	1,078,012	620,225
Cash and cash equivalents at beginning of period	1,796,811	1,676,299
Cash and cash equivalents at end of period	$2,874,823	$2,296,524
Supplemental cash flow information
Cash paid for interest	$90,425	$72,814
Income tax payments, net	107,480	89,972

Expedia, Inc. (excluding eLong)
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2015		2016				2017		Y/Y
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Growth
Gross bookings by segment
Core OTA	$14,091	$13,563	$17,226	$17,182	$17,007	$14,650	$19,110	$18,954	10%
HomeAway	—	—	1,818	1,460	1,403	1,299	2,697	2,123	45%
Egencia	1,302	1,387	1,656	1,679	1,579	1,454	1,804	1,761	5%
Total	$15,393	$14,950	$20,699	$20,321	$19,988	$17,403	$23,610	$22,838	12%

Gross bookings by geography
Domestic	$9,584	$9,616	$13,744	$13,320	$12,915	$11,074	$15,128	$14,730	11%
International	5,809	5,335	6,955	7,001	7,073	6,329	8,483	8,108	16%
Total	$15,393	$14,950	$20,699	$20,321	$19,988	$17,403	$23,610	$22,838	12%

Gross bookings by business model
Agency	$8,206	$8,430	$10,640	$10,611	$10,023	$8,869	$11,342	$11,168	5%
Merchant	7,187	6,520	8,242	8,250	8,563	7,235	9,572	9,546	16%
HomeAway	—	—	1,818	1,460	1,403	1,299	2,697	2,123	45%
Total	$15,393	$14,950	$20,699	$20,321	$19,988	$17,403	$23,610	$22,838	12%

Revenue by segment
Core OTA	$1,739	$1,505	$1,540	$1,765	$2,083	$1,695	$1,700	$2,009	14%
trivago	176	110	176	201	276	183	286	328	64%
HomeAway	—	20	142	172	210	166	185	224	31%
Egencia	94	107	110	125	112	116	123	135	8%
Intercompany eliminations	(71)	(44)	(64)	(66)	(101)	(67)	(104)	(110)	(68)%
Total	$1,938	$1,699	$1,904	$2,196	$2,581	$2,093	$2,189	$2,586	18%

Revenue by geography
Domestic	$1,047	$978	$1,115	$1,271	$1,451	$1,199	$1,249	$1,457	15%
International	890	721	789	924	1,130	893	940	1,129	22%
Total	$1,938	$1,699	$1,904	$2,196	$2,581	$2,093	$2,189	$2,586	18%

Revenue by type
Agency	$555	$495	$523	$612	$723	$567	$571	$684	12%
Merchant	1,222	1,044	1,065	1,210	1,407	1,170	1,176	1,376	14%
Advertising & Media	161	139	174	202	241	190	257	302	49%
HomeAway	—	20	142	172	210	166	185	224	31%
Total	$1,938	$1,699	$1,904	$2,196	$2,581	$2,093	$2,189	$2,586	18%

Adjusted EBITDA by segment
Core OTA	$589	$407	$292	$428	$714	$532	$306	$488	14%
trivago	(9)	16	8	7	6	14	21	2	(78)%
HomeAway	—	4	17	38	77	42	6	39	3%
Egencia	14	10	15	26	18	21	27	28	5%
Unallocated overhead costs	(125)	(158)	(156)	(169)	(148)	(167)	(151)	(164)	3%
Total	$469	$280	$177	$331	$667	$442	$208	$393	19%

Net income (loss) attributable to Expedia, Inc.	$283	$(13)	$(109)	$32	$279	$79	$(86)	$57	79%

Expedia, Inc. (excluding eLong)
Trended Metrics, continued
(All figures in millions)

	2015		2016				2017
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Worldwide lodging (merchant, agency & HomeAway)
Room nights	61.5	52.8	57.4	66.0	80.2	64.9	64.0	79.9
Room night growth	36%	39%	50%	31%	31%	23%	12%	21%
Domestic room night growth	25%	33%	50%	36%	36%	22%	7%	17%
International room night growth	50%	47%	50%	24%	25%	24%	17%	26%
ADR growth	(6)%	(5)%	1%	5%	8%	5%	2%	2%
Revenue per night growth	(15)%	(11)%	(6)%	(1)%	—%	4%	1%	(4)%
Revenue growth	17%	24%	41%	29%	30%	27%	12%	16%

Worldwide air (merchant & agency)
Tickets sold growth	31%	70%	52%	45%	32%	6%	8%	2%
Airfare growth	(12)%	(12)%	(8)%	(8)%	(6)%	(4)%	(3)%	1%
Revenue per ticket growth	(9)%	(5)%	1%	3%	15%	—%	(4)%	4%
Revenue growth	19%	61%	54%	50%	52%	6%	4%	6%

Notes:

•	The year-over-year growth figures through Q2 2016 exclude eLong, Inc., as Expedia sold its ownership interest on May 22, 2015.

•	The metrics above include Orbitz Worldwide following the acquisition on September 17, 2015 and HomeAway following the acquisition on December 15, 2015.

•
HomeAway gross bookings and room nights operating metrics include on-platform transactions from all HomeAway brands, with the exception of BedandBreakfast.com and TopRural (which, if included, would collectively add less than an estimated 2% to each of gross bookings and room nights). On-platform gross bookings and room nights for Stayz, Bookabach and Travelmob (which collectively represent less than 10% of total on-platform transactions) represent our best estimates.

•	Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.

•	Some numbers may not add due to rounding.

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Core OTA: Core Online Travel Agencies (“Core OTA”) segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Expedia.com and Hotels.com in the United States and localized Expedia.com and Hotels.com websites throughout the world, Expedia Affiliate Network, Hotwire, Orbitz, Travelocity, Wotif Group, CheapTickets, ebookers, AirAsia Expedia, CarRentals.com, Classic Vacations and SilverRail.
trivago: trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
HomeAway: HomeAway segment provides a range of travel services for the vacation rental industry through a global portfolio of brands including: HomeAway, VRBO, VacationRentals.com and BedandBreakfast.com, among others.
Egencia: Egencia segment provides managed travel services to corporate customers worldwide.
Corporate: Includes unallocated corporate expenses.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel stays, as well as alternative accommodations primarily made available through HomeAway.
Room Nights: Room nights represent stayed hotel room nights for our Core OTA and Egencia reportable segments and property nights for our HomeAway reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.
Definitions of Non-GAAP Measures
Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative) and certain measures excluding eLong, Inc., all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.
Adjusted EBITDA is defined as net income (loss) attributable to Expedia, Inc. adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including

(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. The definition for Adjusted EBITDA was revised in the fourth quarter of 2012.
Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia, Inc. plus net of tax:
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements,
(iii) upfront consideration paid to settle employee compensation plans of the acquiree, and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash or investments held by eLong;
(4) certain other items, including restructuring charges;
(5) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(6) discontinued operations;
(7) the non-controlling interest impact of the aforementioned adjustment items and
(8) unrealized gains (losses) on revenue hedging activities that are included in other, net.
We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses. The definition for adjusted net income (loss) was revised in the fourth quarters of 2010, 2011 and 2012.
Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia, Inc. excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item. In addition, in the second quarter of 2015, we included an adjustment to remove operating expenses related to eLong due to our sale on May 22, 2015.
Expedia, Inc. (excluding eLong). Expedia sold its ownership interest in eLong, Inc. on May 22, 2015. In order to allow comparison with prior periods for the ongoing Expedia businesses, Expedia, Inc. (excluding eLong) gross bookings, revenue, adjusted EBITDA, operating income (loss), adjusted net income (loss), adjusted EPS and net income (loss) attributable to the Company each exclude the impact of eLong.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(In thousands)
Net income (loss) attributable to Expedia, Inc.	$56,689	$31,649	$(29,433)	$(76,940)
Net loss attributable to non-controlling interests	(3,019)	(25,642)	(1,436)	(25,585)
Provision for income taxes	3,012	(18,202)	(43,704)	(75,556)
Total other expense, net	46,086	37,857	104,508	106,445
Operating income (loss)	102,768	25,662	29,935	(71,636)
Gain (loss) on revenue hedges related to revenue recognized	9,227	(9,107)	11,905	(23)
Restructuring and related reorganization charges, excluding stock-based compensation	9,708	9,363	11,607	27,993
Legal reserves, occupancy tax and other	3,401	4,344	24,455	6,318
Stock-based compensation	50,102	100,431	97,313	149,339
Amortization of intangible assets	66,279	84,181	132,955	174,180
Depreciation	151,052	116,023	292,600	221,278
Adjusted EBITDA	$392,537	$330,897	$600,770	$507,449

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(In thousands, except per share data)
Net income (loss) attributable to Expedia, Inc.	$56,689	$31,649	$(29,433)	$(76,940)
Amortization of intangible assets	66,279	84,181	132,955	174,180
Stock-based compensation	50,102	100,431	97,313	149,339
Legal reserves, occupancy tax and other	3,401	4,344	24,455	6,318
Restructuring and related reorganization charges, excluding stock-based compensation	9,708	9,363	11,607	27,993
Unrealized (gain) loss on revenue hedges	3,305	(16,553)	14,121	2,595
Other-than-temporary investment impairments	4,600	—	5,581	6,703
Provision for income taxes	(49,846)	(63,232)	(101,805)	(123,455)
Non-controlling interests	(3,310)	(21,961)	(6,617)	(24,998)
Adjusted net income	$140,928	$128,222	$148,177	$141,735

GAAP diluted weighted average shares outstanding	157,033	153,532	151,060	150,332
Additional dilutive securities	1,476	1,248	6,170	5,244
Adjusted weighted average shares outstanding	158,509	154,780	157,230	155,576

Diluted earnings (loss) per share	$0.36	$0.21	$(0.19)	$(0.51)
Adjusted earnings per share	0.89	0.83	0.94	0.91

Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(In thousands)
Net cash provided by operating activities	$692,197	$617,774	$2,365,640	$1,726,097
Less: capital expenditures	(190,023)	(212,403)	(356,892)	(379,981)
Free cash flow	$502,174	$405,371	$2,008,748	$1,346,116

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(In thousands)
Cost of revenue	$439,007	$406,380	$860,694	$808,950
Less: stock-based compensation	(2,727)	(2,884)	(5,566)	(5,292)
Less: depreciation	(24,452)	(15,313)	(47,836)	(29,808)
Adjusted cost of revenue	$411,828	$388,183	$807,292	$773,850

Selling and marketing expense	$1,443,407	$1,154,993	$2,713,467	$2,194,341
Less: stock-based compensation	(10,363)	(25,454)	(21,094)	(32,496)
Less: depreciation	(9,085)	(6,991)	(17,107)	(12,711)
Adjusted selling and marketing expense	$1,423,959	$1,122,548	$2,675,266	$2,149,134

Technology and content expense	$342,530	$317,921	$664,570	$609,475
Less: stock-based compensation	(14,599)	(28,820)	(27,637)	(39,441)
Less: depreciation	(108,777)	(88,048)	(211,779)	(167,749)
Adjusted technology and content expense	$219,154	$201,053	$425,154	$402,285

General and administrative expense	$178,952	$192,555	$337,105	$338,566
Less: stock-based compensation	(22,413)	(42,803)	(43,016)	(60,467)
Less: depreciation	(8,738)	(5,671)	(15,878)	(11,010)
Adjusted general and administrative expense	$147,801	$144,081	$278,211	$267,089

Conference Call
Expedia, Inc. will webcast a conference call to discuss second quarter 2017 financial results and certain forward-looking information on Thursday, July 27, 2017 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediainc.com. Expedia, Inc. expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of July 27, 2017 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intend” and “expect,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•	our failure to modify to our current business models and practices or adopt new business models or practices in order to compete in a dynamic industry;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	our failure to adapt to technological developments or industry trends;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks relating to our operations in international markets;

•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;

•	adverse application of existing tax or unclaimed property laws, rules or regulations are subject to interpretation by taxing authorities;

•	unfavorable amendment to existing tax laws, rules or regulations or enactment of new unfavorable laws, rules or regulations;

•	adverse outcomes in legal proceedings to which we are a party;

•	declines or disruptions in the travel industry;

•	risks related to payments and fraud;

•	fluctuations in foreign exchange rates;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary or desirable;

•	interruption, security breaches and lack of redundancy in our information systems;

•
our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use, disclosure and protection of personal information, payment card information and other consumer data;

•	our failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and director conflicts of interest;

•
risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	risks related to our long-term indebtedness, including our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property and proprietary information from copying or use by others, including potential competitors;

Additional information about risks and uncertainties associated with Expedia's businesses is included in our public filings with the SEC, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2016 and our quarterly report on Form 10-Q for the quarter ended June 30, 2017. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.
Expedia, Inc. (NASDAQ: EXPE) is the world’s largest online travel company, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full-service online travel brand with localized sites in 33 countries

•	Hotels.com®, a leading global lodging expert operating 89 localized websites in 41 languages with its award winning Hotels.com® Rewards loyalty program

•
Expedia® Affiliate Network (EAN), a global B2B brand that powers the hotel business of hundreds of leading airlines, travel agencies, loyalty and corporate travel companies plus several top consumer brands through its API and template solutions

•	trivago®, a leading online hotel search platform with sites in 55 countries worldwide

•	HomeAway®, a global online marketplace for the vacation rental industry, which also includes the VRBO®, VacationRentals.com® and BedandBreakfast.com® brands, among others

•	Egencia®, a leading corporate travel management company

•	Orbitz® and CheapTickets®, leading U.S. travel websites, as well as ebookers®, a full-service travel brand with websites in seven European countries

•	Travelocity®, a leading online travel brand in the U.S. and Canada delivering customer service when and where our customers need it with the Customer First Guarantee

•	Hotwire®, inspiring spontaneous travel through Hot Rate® deals

•	Wotif Group, a leading portfolio of travel brands including Wotif.com®, Wotif.co.nz, lastminute.com.au®, lastminute.co.nz and travel.com.au®

•
Expedia® Media Solutions, the advertising sales division of Expedia, Inc. that builds creative media partnerships and enables brand advertisers to target a highly-qualified audience of travel consumers

•	CarRentals.com™, a premier online car rental booking company with localized sites in 13 countries

•	Classic Vacations®, a top luxury travel specialist

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in over a thousand destinations worldwide

•
Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of over 235 retail travel agency franchises across North America

•	SilverRail Technologies, Inc., a global rail retail and distribution platform connecting rail carriers and suppliers to both online and offline travel distributors
For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.
Trademarks and logos are the property of their respective owners. © 2017 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts
Investor Relations                    Communications
(425) 679-3759                        (425) 679-4317
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